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                             SHAREHOLDERS AGREEMENT

                                  by and among

                            BERKSHIRE HATHAWAY INC.,

                               B ACQUISITION, INC.

                                       and

                             CERTAIN SHAREHOLDERS OF

                              BENJAMIN MOORE & CO.


                          Dated as of November 8, 2000



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                                TABLE OF CONTENTS

                                                                           Page

                                    ARTICLE I
                           TENDER AND VOTING OF SHARES

SECTION 1.01. Tendering of Shares.............................................1
SECTION 1.02. Irrevocable Proxy...............................................1
SECTION 1.03. No Solicitation of Transactions.................................2
SECTION 1.04. Action in Shareholder Capacity Only.............................3

                                   ARTICLE II
                                     OPTION

SECTION 2.01. Grant of Option.................................................3
SECTION 2.02. Exercise of Option..............................................3
SECTION 2.03. Adjustments or Changes in Capitalization........................4

                                   ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

SECTION 3.01. Authorization, Etc..............................................4
SECTION 3.02. No Conflict; Required Filings and Consents......................4
SECTION 3.03. Title to Shares.................................................5
SECTION 3.04. Valid Issuance..................................................5
SECTION 3.05. No Finder's Fees................................................5
SECTION 3.06. Information for Offer Documents and Proxy Statement.............5

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

SECTION 4.01. Due Organization; Authority Relative to this Agreement..........6
SECTION 4.02. No Conflict; Required Filings and Consents......................6

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS


SECTION 5.01. No Disposition or Encumbrance of Shares.........................7
SECTION 5.02. Other Action....................................................7
SECTION 5.03. Disclosure......................................................7
SECTION 5.04. Reliance........................................................7

                                   ARTICLE VI
                                   TERMINATION

SECTION 6.01. Termination.....................................................7




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                                   ARTICLE VII
                                  MISCELLANEOUS

SECTION 7.01. Additional Shares...............................................8
SECTION 7.02. Expenses........................................................8
SECTION 7.03. Notices.........................................................8
SECTION 7.04. Severability....................................................9
SECTION 7.05. Assignment......................................................9
SECTION 7.06. Amendment; Waiver...............................................9
SECTION 7.07. Parties in Interest............................................10
SECTION 7.08. Specific Performance...........................................10
SECTION 7.09. Governing Law..................................................10
SECTION 7.10. Headings.......................................................10
SECTION 7.11. Counterparts...................................................10
SECTION 7.12. Entire Agreement...............................................10
SECTION 7.13. Further Assurances.............................................10
SECTION 7.14. Waiver of a Jury Trial.........................................10

         SHAREHOLDERS AGREEMENT, dated as of November 8, 2000 (this "Agreement"), among Berkshire Hathaway Inc., a Delaware corporation ("Parent"), B Acquisition, Inc., a New Jersey corporation and a wholly owned subsidiary of Parent ("Purchaser"), and each of the parties identified on Schedule A hereto (each, a "Shareholder" and collectively, the "Shareholders").

         WHEREAS, concurrently with the execution of this Agreement, Parent, Purchaser and Benjamin Moore & Co., a New Jersey corporation (the "Company"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement", which term shall not include any amendment to such Merger Agreement that decreases the Offer Price or changes the form of consideration payable in the Offer, unless the shareholder consents to the inclusion of such amendment in such term; capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement) pursuant to which, upon the terms and subject to the conditions thereof, the Purchaser will be merged with and into the Company (the "Merger");

          WHEREAS, as of the date hereof, each Shareholder is the record and beneficial owner of and has the power to vote or to direct the vote of the number of shares of common stock, par value $3.33 1/3 per share ("Common Stock"), of the Company, as set forth opposite such Shareholder's name on Schedule A hereto (such shares of Common Stock and any securities into which such shares may be converted or exchanged and any securities issued in replacement of, or as a dividend or distribution on or otherwise in respect of, such shares, being referred to herein as the "Shares");

         WHEREAS, as a condition to entering into the Merger Agreement and incurring the obligations set forth therein, including a cash tender offer ("the Offer"), Parent and Purchaser have required that the Shareholders enter into this Agreement; and

         WHEREAS, in order to induce Parent and Purchaser to enter into the Merger Agreement the Shareholders are willing to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree, severally and not jointly, as follows:

                                    ARTICLE I

                           TENDER AND VOTING OF SHARES

         SECTION 1.01. Tendering of Shares. Promptly following the commencement of the Offer, each Shareholder hereby agrees that such Shareholder shall tender, or cause to be tendered, in the Offer, prior to the expiration date of the Offer, all of his, her or its respective Shares pursuant to the terms of the Offer.

         SECTION 1.02. Irrevocable Proxy. (a) From the date hereof until the termination of this Agreement in accordance with Section 6.01 (the "Term"), each Shareholder hereby agrees to vote, or direct to vote, such Shareholder's Shares at every meeting of the



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                                       2


shareholders of the Company however called (or pursuant to any written consent, certificate or other document relating to the Company that the law of the State of New Jersey may permit or require): (i) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and all other transactions contemplated by the Merger Agreement and this Agreement; (ii) against any action, agreement, transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including, without limitation, any Acquisition Proposal or Superior Proposal) that (A) would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (B) is reasonably likely to result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, (C) would result in any change in the directors of the Company (except as contemplated by the Merger Agreement), (D) would result in any change in the present capitalization of the Company or any amendment to the Company's corporate structure or business or (E) would result in any other action that could reasonably be expected to impede, interfere with, delay, postpone or affect in a materially adverse manner the transactions contemplated by this Agreement or the Merger Agreement or the likelihood of such transactions being consummated; and (iii) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the shareholders of the Company or this Agreement.

         (b) Each Shareholder hereby revokes all prior proxies or powers of attorney with respect to any of his, her or its Shares. Each Shareholder hereby constitutes and appoints Parent and Purchaser, or any nominee(s) designated by Parent and Purchaser, with full power of substitution and resubstitution at any time during the Term, as his, her or its true and lawful attorney and proxy ("Proxy"), for and in his, her or its name, place, and stead, to demand that the Secretary of the Company call a special meeting of the shareholders of the Company for the purpose of considering any matter referred to in Section 1.02(a) and to vote each Share held by such Shareholder as his, her or its Proxy in respect of any such matter, at every meeting of the shareholders of the Company however convened, including the right to sign his, her or its name (as shareholder) to any consent, certificate, or other document relating to the Company that the law of the State of New Jersey might permit or require. THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGH THE TERM.

         (c) Each Shareholder hereby agrees to execute any and all documents and instruments necessary or appropriate to effectuating the intent of this Section 1.02, including the ability for Parent and Purchaser (or their nominee(s)) to vote the Shares directly as such Shareholder's Proxy. Each Shareholder acknowledges receipt of a copy of the Merger Agreement and the review thereof.

         SECTION 1.03. No Solicitation of Transactions. Each Shareholder covenants and agrees that it shall not, nor shall it authorize any of its agents or representatives to, during the Term, directly or indirectly, solicit, initiate or knowingly encourage any inquiries relating to, or the submission of, any Acquisition Proposal. Each Shareholder further covenants and agrees that it shall not, nor shall it authorize any of its agents or representatives to, during the Term, participate in any discussions or negotiations (except with Parent or Purchaser) regarding, or furnish to any person any information with respect to (except to Parent or Purchaser), or take any action to facilitate the making of any proposal that constitutes, or may reasonably be expected to




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                                       3



lead to, an Acquisition Proposal. Upon the execution of this Agreement, each Shareholder immediately shall cease any discussions or negotiations of such Shareholder and his, her or its representatives or agents with any person (other than Parent or Purchaser or their affiliates or representatives) with respect to any of the foregoing. The Shareholder shall notify Parent and Purchaser promptly of (w) any such proposal or offer, or any inquiry, or contact, (x) the material terms and conditions of such proposal, offer, inquiry, or contact, (y) the identity of the person making such proposal, and (z) any changes to such proposal.

         SECTION 1.04. Action in Shareholder Capacity Only. No Shareholder makes any agreement or understanding herein in any capacity other than his, her or its capacity as a Shareholder of the Company. If a Shareholder is a member of the Board of Directors of the Company, nothing herein shall limit or affect actions taken by such Shareholder as permitted by the Merger Agreement.

                                   ARTICLE II

                                     OPTION

         SECTION 2.01. Grant of Option. In order to induce Parent and Purchaser to enter into the Merger Agreement, each Shareholder hereby grants to Parent and Purchaser an irrevocable option (the "Option") during the Term to purchase the Shareholder's Shares at a price per Share equal in cash to $37.82 or any higher price paid or to be paid by Parent or Purchaser pursuant to the Offer or the Merger (the "Option Consideration"). The Option shall be exercisable pursuant to the terms of Section 2.02 below.

         SECTION 2.02. Exercise of Option. The Option (a) shall become exercisable for all Shares subject thereto (less any such Shares which Purchaser has accepted for payment or paid for in the Offer) on the expiration date of the Offer (including all extensions thereof but not including any subsequent offer period) or, if later, the date on which (i) all waiting periods under the HSR Act or other applicable Law shall have expired or been waived and (ii) there shall not be in effect any preliminary or final injunction or other order issued by any Governmental Authority prohibiting the exercise of the Option pursuant to this Agreement, if, but only if, (A) the number of Shares tendered in the Offer, when added to the number of Shares not tendered, if any, that are subject to the Option, will satisfy the Minimum Condition, and (B) Purchaser has accepted for payment all Shares tendered and not withdrawn in the Offer, and (b) shall remain exercisable for a period of 15 days after the first such date on which the Option becomes exercisable pursuant to clause (a) of this sentence. If the Option does not become exercisable under this Section 2.02 due to (y) the termination or withdrawal of the Offer prior to the expiration date of the Offer (including all extensions thereof), or (z) the failure of Purchaser to accept for payment all shares of Common Stock tendered and not withdrawn in the Offer, it shall be deemed to have expired. The period beginning at the time and date the Option shall become exercisable and ending on the time and date the Option shall terminate is referred to herein as the "Option Period". In the event that Parent or Purchaser wishes to exercise the Option, Parent or Purchaser, prior to the expiration thereof, shall send written notice to each Shareholder whose Shares are subject to the Option, identifying the place for the closing of the purchase of such Shares at least 2 business days prior to such closing.




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                                       4



         SECTION 2.03. Adjustments or Changes in Capitalization. In the event of any change in the capital stock of the Company by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, extraordinary distribution or similar transaction, the type and number or amount of shares, securities or other property subject to the Option, and the Option Consideration payable thereof, shall be adjusted appropriately, and other proper provision shall be made in the agreements governing such transaction, so that Parent and Purchaser shall receive upon exercise of the Option the type and number or amount of shares, securities or property that Parent would have retained and/or been entitled to receive in respect of the Shares if the Option had been exercised immediately prior to such event relating to the Company or the record date therefor, as applicable. The provisions of this Section 2.04 shall apply in a like manner to successive stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or extraordinary distributions or similar transactions.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                                THE SHAREHOLDERS

         Each Shareholder hereby, severally and not jointly, represents and warrants to Parent as follows:

         SECTION 3.01. Authorization, Etc. Each Shareholder that is a trust is duly organized and validly existing under the laws of the jurisdiction in which it is formed. Each Shareholder has all requisite power, legal capacity and authority to execute and deliver this Agreement, to appoint Parent and Purchaser (or their nominee(s)) as such Shareholder's Proxy, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the appointment of Parent and Purchaser (or their nominee(s)) as such Shareholder's Proxy, and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of such Shareholder. This Agreement has been duly and validly executed and delivered by or on behalf of such Shareholder and, assuming its due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws, now or hereafter in effect, affecting creditors' rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Besides such Shareholder, there is no beneficial owner of any of his, her or its respective Shares or other beneficiary or holder of any interest in any of his, her or its respective Shares whose consent is required for the execution and delivery of this Agreement or for the consummation by such Shareholder of the transactions contemplated hereby.

         SECTION 3.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by such Shareholder do not, and the performance of this Agreement by such Shareholder will not, (i) conflict with or violate the trust instrument of any Shareholder that is a trust, (ii) assuming all consents, approvals, authorizations and permits described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to such Shareholder



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or by which any property or asset of such Shareholder is bound or affected or
(iii) if applicable, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of such Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would neither, individually or in the aggregate, prevent nor materially delay the performance by such Shareholder of any of its obligations pursuant to this Agreement.

         (b) The execution and delivery of this Agreement by such Shareholder do not, and the performance of this Agreement by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act or the HSR Act and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or delay the performance by such Shareholder of any of its obligations pursuant to this Agreement.

         SECTION 3.03. Title to Shares. Except as set forth in Schedule B, such Shareholder is the record and beneficial owner of, and has good and marketable title to, the Shares set forth opposite such Shareholder's name on Schedule A hereto, free and clear of any lien, pledge, security interest, encumbrance, mortgage, charge or other claim of third parties of any kind or nature, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than pursuant to this Agreement and the Merger Agreement. Except as set forth in Schedule B, as of the date hereof, such Shareholder does not own beneficially or of record any Common Stock besides the Shares set forth next to his, her or its name in Schedule A.

         SECTION 3.04. Valid Issuance. To such Shareholder's knowledge, the Shares owned by such Shareholder have been validly issued and are fully paid and nonassessable.

         SECTION 3.05. No Finder's Fees. No broker, finder, banker or other intermediary is entitled to any broker's, finder's, or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder.

         SECTION 3.06. Information for Offer Documents and Proxy Statement. None of the information relating to such Shareholder and his, her or its affiliates provided by or on behalf of such Shareholder or his, her or its affiliates for inclusion in the Schedule TO, Schedule 14D-9, Offer Documents, or Proxy Statement will, at the respective times the Schedule TO, Schedule 14D-9, Offer Documents, or Proxy Statement are filed with the SEC or are first published, sent or given to shareholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.



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                                       6



                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND PURCHASER

           Parent and Purchaser each hereby represents and warrants to each Shareholder as follows:

         SECTION 4.01. Due Organization; Authority Relative to this Agreement. Parent and Purchaser are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Parent and Purchaser have all necessary power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming its due authorization, execution and delivery by the Shareholders, constitutes a legal, valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws, now or hereafter in effect, affecting creditors' rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

         SECTION 4.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent or Purchaser, (ii) assuming that all consents, approvals, authorizations and permits described in subsection (b)(i) have been obtained and all filings and obligations described in subsection (b)(i) have been made, conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of Parent or Purchaser is bound or affected or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would neither, individually or in the aggregate, prevent or materially delay the performance by Parent and Purchaser of any of their obligations pursuant to this Agreement.

         (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act and the HSR Act



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                                       7



and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Parent and Purchaser of any of their obligations pursuant to this Agreement.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         SECTION 5.01. No Disposition or Encumbrance of Shares. Each Shareholder, severally and not jointly, hereby agrees that, during the Term, he, she or it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of Law), pledge, encumber or otherwise dispose of any of his, her or its Shares, (b) deposit any of such Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney (except the arrangement with, and the proxy and power of attorney granted to, Parent, Purchaser, or their nominee(s) pursuant to this Agreement),
(c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of Law) or other disposition of any Shares (except to Parent or Purchaser), or (d) take any action that would make any representation or warranty of such Shareholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Shareholder from performing his, her or its obligations hereunder; provided, however, that the Shareholder may transfer all or any of his, her or its Shares for estate planning purposes to any person; provided, further, that the obligations hereunder shall attach to such Shares upon such transfer, and the transferee shall be bound by such obligations.

         SECTION 5.02. Other Action. Each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions among the parties hereto contemplated hereunder.

         SECTION 5.03. Disclosure. Each Shareholder authorizes and agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents and the Proxy Statement and related filings under the securities laws such Shareholder's identity and ownership of Shares and the nature of his, her or its commitments, arrangements and understandings under this Agreement and any other information required by applicable Law.

         SECTION 5.04. Reliance. Each Shareholder understands and hereby acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon the Shareholders' execution and delivery of this Agreement.


                                   ARTICLE VI

                                   TERMINATION

         SECTION 6.01. Termination. This Agreement shall terminate upon the earliest to occur of (a) the closing of the exercise of the Option or the expiration of the Option Period, if the Option is not exercised, (b) the termination of the Offer, (c) the termination of the Merger



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                                       8



Agreement and (d) the Effective Time. Nothing in this Section 6.01 shall relieve any party of liability for any breach of this Agreement.


                                  ARTICLE VII

                                  MISCELLANEOUS

         SECTION 7.01. Additional Shares. In the event a Shareholder becomes the beneficial owner of any additional Shares or other securities of the Company and any securities into which such shares or securities may be converted or exchanged and any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or securities, then the terms of this Agreement, including the term "Shares" as defined herein, shall apply to such additional securities. Each Shareholder hereby agrees, during the Term, to promptly notify Parent of the number of any new Shares received by such Shareholder, if any, after the date hereof.

         SECTION 7.02. Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

         SECTION 7.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by an overnight or expedited courier service, by telecopy (provided that any notice received by telecopy at the addressee's location on any business day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next business day), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.03):

         (a) If to Parent or Purchaser:

             Berkshire Hathaway Inc.
             1440 Kiewit Plaza
             Omaha, Nebraska  68131
             Facsimile:  (402) 346-3375
             Attention:  Marc D. Hamburg

             with a copy to:

             Munger, Tolles & Olson LLP
             355 South Grand Avenue, 35th Floor
             Los Angeles, CA  90071-1560
             Facsimile:  (213) 687-3702
             Attention:  Robert E. Denham, Esq.


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                                       9



         (b) If to any Shareholder:

             c/o Benjamin Moore & Co.
             51 Chestnut Ridge Road
             Montvale, New Jersey  07645
             Facsimilie:  (201) 573-6654
             Attention:  Charles C. Vail

             with a copy to:

             Shearman & Sterling
             599 Lexington Avenue
             New York, NY  10022
             Facsimile:  (212) 848-7179
             Attention:  John J. Madden, Esq.

         SECTION 7.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, the application of such term or provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction, and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

         SECTION 7.05. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether pursuant to a merger, by operation of law or otherwise), without prior written consent of the other parties except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to a wholly owned subsidiary of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Each Shareholder agrees that this Agreement and the obligations hereunder attach to Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement, including the agreements to tender, provide a proxy with respect to and deliver upon exercise of the Option, shares of Common Stock of the Company in the number set forth opposite such Shareholder's name on Schedule A hereto, which obligations may be satisfied by full and timely performance by a permitted transferee hereunder.

         SECTION 7.06. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the

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                                       10



party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of his, her or its rights hereunder shall not constitute a waiver of any of such rights.

         SECTION 7.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 7.08. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof, that money damages would not be an adequate remedy and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties further agrees that in any proceeding seeking specific performance such party will waive (a) the defense of adequacy of a remedy at law and (b) any requirement for the securing or posting of any bond.

         SECTION 7.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

         SECTION 7.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 7.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 7.12. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         SECTION 7.13. Further Assurances. From time to time, at the request of Parent, in the case of any Shareholder, or at the request of the Shareholders, in the case of Parent and Purchaser, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

         SECTION 7.14. Waiver of a Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto certifies and acknowledges that
(a) no representative, agent or attorney of such party has been authorized by such party to represent or, to the knowledge of such party, has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver, (b) each such party understands and has considered the implications of this waiver, (c) each such other party makes this waiver voluntarily, and (d) each such party has been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.14.

         IN WITNESS WHEREOF, Parent and Purchaser have each caused this Agreement to be executed by its officer thereunto duly authorized and each Shareholder has caused this Agreement to be executed, or duly executed by an authorized signatory, as of the date first written above.

                          BERKSHIRE HATHAWAY INC.



                          By:  _____________________________
                               Name:  Warren E. Buffett
                               Title:  Chief Executive Officer

                          B ACQUISITION, INC.



                          By:  _____________________________
                               Name:  Warren E. Buffett
                               Title: President

                          SHAREHOLDERS



                          By:  _____________________________
                               Benjamin M. Belcher, Jr., individually and
                               on behalf of each of the Trusts listed on
                               Schedule A for which he is a Trustee


                          By:  _____________________________
                               Ward C. Belcher, individually and
                               on behalf of each of the Trusts listed on
                               Schedule A for which he is a Trustee


                          By:  _____________________________
                               Charles H. Bergmann, Jr., individually,
                               on behalf of each of the Trusts listed on
                               Schedule A for which he is a Trustee and
                               as general partner of the Bergmann Enterprises Limited Partnership


                          By:  _____________________________
                               Frederick J. Costello

                          By:  _____________________________
                               Yvan Dupuy


                          By:  _____________________________
                               Gerald W. Moore, individually and
                               on behalf of each of the Trusts listed on
                               Schedule A for which he is a Trustee


                          By:  _____________________________
                               John C. Moore, Jr., individually and
                               on behalf of each of the Trusts listed on
                               Schedule A for which he is a Trustee


                          By:  _____________________________
                               Robert H. Mundheim


                          By:  _____________________________
                               Richard Roob, individually and
                               on behalf of each of the Trusts listed on
                               Schedule A for which he is a Trustee


                          By:  _____________________________
                               Elizabeth H. Ruml


                          By:  _____________________________
                               Charles C. Vail, individually and
                               on behalf of each of the Trusts listed on
                               Schedule A for which he is a Trustee


                          By:  _____________________________
                               Sara B. Wardell, individually and
                               on behalf of each of the Trusts listed on
                               Schedule A for which she is a Trustee

                                   SCHEDULE A
                                   ----------


                              List of Shareholdings

                                                                                     Number of Shares
                             Name of Shareholder                                     of Common Stock
                             -------------------                                     ----------------
  1.  Benjamin M. Belcher, Jr.                                                          316,817
  2.  Benjamin M. Belcher, Jr. and Charles C. Vail, as Trustees under the               188,185
      will of Virginia B. Toulmin, Article 8A, for the benefit of James G.
      Wack
  3.  Benjamin M. Belcher, Jr. and Charles C. Vail, as Trustees under the               187,640
      will of Virginia B. Toulmin, Article 8A, for the benefit of Damon.
      Wack
  4.  Benjamin M. Belcher, Jr. and Charles C. Vail, as Trustees under the                56,770
      will of Virginia B. Toulmin, Article 8A, for the benefit of Heather
      Moore Dawson
  5.  Benjamin M. Belcher, Jr. and Charles C. Vail, as Trustees under the                49,573
      will of Virginia B. Toulmin, Article 8A, for the benefit of Emily
      Fuller
  6.  Benjamin M. Belcher, Jr. and Charles C. Vail, as Trustees under the               202,155
      will of Virginia B. Toulmin, Article 8A, for the benefit of Diana M.
      Wood
  7.  Benjamin M. Belcher, Jr. and Charles C. Vail, as Trustees under the               202,140
      will of Virginia B. Toulmin, Article 8A, for the benefit of Michael
      S. Bauer
  8.  Benjamin M. Belcher, Jr. and Charles C. Vail, as Trustees under the                89,142
      will of Virginia B. Toulmin, Article 8B, for the benefit of Ward B.
      Wack
  9.  Benjamin M. Belcher, Jr. and Charles C. Vail, as Trustees under the                89,142
      will of Virginia B. Toulmin, Article 8B, for the benefit of Carol
      Bauer
  10. Benjamin M. Belcher, Jr. and Charles C. Vail, as Trustees under the                89,142
      will of Virginia B. Toulmin, Article 8B, for the benefit of Diana M.
      Wood
  11. Benjamin M. Belcher, Jr. and Charles C. Vail, as Trustees under the                24,000
      Agreement of Nancy K. Belcher dated December 15, 1989 for the benefit of Phoebe Knapp Belcher
  12. Benjamin M. Belcher, Jr. and Charles C. Vail, as Trustees under the                24,000
      Agreement of Nancy K. Belcher dated December 15, 1989 for the benefit of L. Aaron Belcher
  13. Benjamin M. Belcher, Jr. and Charles C. Vail, as Trustees under the                24,000
      Agreement of Nancy K. Belcher dated December 15, 1989 for the benefit of Barry Lee Belcher



                                                                                     Number of Shares
                             Name of Shareholder                                     of Common Stock
                             -------------------                                     ----------------
  14. Benjamin M. Belcher, Jr., as Trustee under the Agreement of Nancy K.               24,000
      Belcher dated December 15, 1989 for the benefit of Andrew C. Belcher
  15. Benjamin M. Belcher, Jr., as Trustee under the Agreement of Nancy K.               24,000
      Belcher dated December 15, 1989 for the benefit of Rebecca A. Belcher
  16. Ward C. Belcher                                                                   522,852
  17. Ward C. Belcher, Joint Tenant with Susan P. Belcher                                12,672
  18. Ward C. Belcher, Custodian for Rebecca Ann Belcher under UGMA (New                 44,961
      Jersey)
  19. Ward C. Belcher, Custodian for Andrew C. Belcher under UGMA (New                   44,961
      Jersey)
  20. Ward C. Belcher, as Trustee under the Agreement of Nancy K. Belcher                24,000
      dated December 15, 1989 for the benefit of John R. Phinney
  21. Ward C. Belcher, as Trustee under the Agreement of Nancy K. Belcher                24,000
      dated December 15, 1989 for the benefit of Brian M. Phinney
  22. Ward C. Belcher, as Trustee under the Agreement of Nancy K. Belcher                24,000
      dated December 15, 1989 for the benefit of Allyson Belcher Sarkis
  23. Ward C. Belcher, as Trustee under the  Agreement of Nancy K. Belcher               24,000
      dated December 15, 1989 for the benefit of Benjamin M. Belcher III
  24. Ward C. Belcher, as Trustee under the Trust Agreement dated April                   2,991
      17, 1990 for the benefit of Heather Wack
  25. Ward C. Belcher, as Trustee under the Trust Agreement dated April                   2,991
      17, 1990 for the benefit of Emily Wack
  26. Ward C. Belcher, as Trustee under the Trust Agreement dated April                   2,220
      17, 1990 for the benefit of Arianne Wack
  27. Ward C. Belcher, as Trustee under the Trust Agreement dated April                   2,220
      17, 1990 for the benefit of Amelia Wack
  28. Ward C. Belcher, as Trustee under the Trust Agreement dated April                   2,220
      17, 1990 for the benefit of Nicholas Ward Fuller
  29. Ward C. Belcher, as Trustee under the Trust Agreement dated April                     402
      17, 1990 for the benefit of Danielle Alexa Hennessy
  30. Ward C. Belcher, as Trustee under the Trust Agreement dated April                     402
      17, 1990 for the benefit of Avery Wayne Fuller
  31. Charles H. Bergmann, Jr.                                                            1,717
  32. Charles H. Bergmann, Jr., as Trustee of the Bergmann/Dyer Family                   11,916
      Trust
  33. Charles H. Bergmann, Jr., as Trustee of the Charles Dyer Bergmann                  12,528
      Trust

                                                                                     Number of Shares
                             Name of Shareholder                                     of Common Stock
                             -------------------                                     ----------------
  34. Charles H. Bergmann, Jr., as general partner of the Bergmann                      282,678
      Enterprises Limited Partnership
  35. Frederick J. Costello                                                               1,500
  36. Yvan Dupuy                                                                         27,720
  37. Gerald W. Moore                                                                    71,142
  38. Gerald W. Moore, as Trustee of the Dorothy W. Pate Trust dated                    148,248
      August 11, 1987
  39. John C. Moore, Jr.                                                                  1,618
  40. John C. Moore, Jr., as Trustee under the wills of Frank W. Moore and            1,039,824
      Margaret Moore
  41. Robert R. Mundheim                                                                  5,500
  42. Richard Roob                                                                      276,770
  43. Richard Roob, as Trustee under the Agreement dated August 28, 1990                 24,177
      made by Marie E. Haller
  44. Richard Roob, Sara B. Wardell and Charles C. Vail, as Trustees under               57,600
      of the will of Benjamin M. Belcher, Article Fifth
  45. Richard Roob, as Trustee under the will of Ellen R. Eisenstein                     28,578
  46. Elizabeth H. Ruml                                                                   1,500
  47. Charles C. Vail                                                                    16,050
  48. Charles C. Vail and Sara B. Wardell, as Trustees under the Agreement               72,000
      dated September 22, 1989 with Benjamin M. Belcher, Jr.
  49. Sara B. O'Connor                                                                      330
  50. Sara B. Wardell                                                                   511,989
  51. Sara B. Wardell and Benjamin M. Belcher, Jr., as Trustees under the                24,000
      Agreement of Nancy K. Belcher dated December 15, 1989 for the benefit of Debra Belcher Chako
  52. Sara B. Wardell, as Trustee for the Richard Wardell Family Trust                      200


                                   SCHEDULE B


                            Restrictions on Transfer

                                       Number of
                                       shares of
      Name of Shareholder              Common Stock         Restriction
      -------------------              ------------         -----------
I.   1. Benjamin M. Belcher, Jr.         7,500              ESPP(1)
     2. Yvan Dupuy                       7,500              ESPP(1)
     3. Richard Roob                     7,500              ESPP(1)
     4. Charles C. Vail                 12,000              ESPP(1)


II.  1. Ward C. Belcher                 18,000              1993 Stock Option
                                                            Plan(2)
     2. Yvan Dupuy                       6,000              1993 Stock Option
                                                            Plan(2)


III.       4,000 shares of Common Stock owned by
           Charles C. Vail are pledged to a commercial bank.


IV. Charles C. Vail, as Trustee under the Agreement with Virginia B. Toulmin dated May 24, 1976, as Trustee of the Marie E. Haller Charitable Remainder and as Trustee under the Agreement of Nancy K. Belcher has beneficial ownership of 100,800 shares, 4,500 shares and 24,000 shares of common stock, respectively, in addition to the shares of common stock set forth opposite his name in Schedule A.




(1) Shares are held by the Company on behalf of the participants in the Employee Stock Purchase Plan ("ESPP").

(2) Shares are held by the Company on behalf of participants in the 1993 Stock Option Plan.